Exhibit 99.1

                                  PRESS RELEASE


For more information contact:                           For Immediate Release
Michael M. Ciaburri                                     ---------------------
President and Chief Operating Officer
(203) 782-1100

William F. Weaver
Chief Financial Officer
(203) 782-1100


                  SOUTHERN CONNECTICUT BANCORP, INC. ANNOUNCES
                 ELECTION OF DIRECTORS AND OTHER ACTIONS AT THE
                      2005 ANNUAL MEETING OF SHAREHOLDERS.





         New Haven, CT May 4, 2005--Southern  Connecticut  Bancorp,  Inc. (AMEX:
SSE), the holding company for The Bank of Southern Connecticut and The Bank of Southeastern Connecticut (In Organization) announced the results of 2005 Annual Meeting of Shareholders held May 3, 2005.

         Shareholders elected Carl R. Borrelli, Louis A. Lubrano, Juan Miguel Salas-Romer and Alphonse F. Spadaro, Jr. to the Board of Directors of Bancorp. Directors Spadaro and Borrelli were reelected to three year terms. Director Salas-Romer, who had been appointed to the Board of Directors during 2004, was elected to an initial three year term. Director Lubrano was elected to an initial two year term.

         Shareholders also approved the Southern Connecticut Bancorp, Inc. 2005 Stock Option and Award Plan.

         In addition, shareholders ratified the selection of McGladrey & Pullen, LLP as independent accountants to audit the books, records and accounts of Bancorp for the year ended December 31, 2005.

         Chairman Joseph V. Ciaburri announced the proposed directors of The Bank of Southeastern (In Organization) as follows: Sylvester T. Allen, Executive Assistant to the Vice Chairman of the Mashantucket Pequot Tribal Nation, currently residing in East Lyme; John DeCiantis, DeCiantis Construction, resident of North Stonington; Dr. Bettye Fletcher Comer, retired educator from Waterford; Eva Franchi; widow of Sergio Franchi and resident of Stonington; Marie Salazar Glowski, consultant to the State Department of Education and resident of Old Saybrook; Diana Atwood Johnson of Old Lyme, former owner of the Old Lyme Inn and former Vice Chairman of the Maritime Bank; Louis A. Lubrano, former President of Gabelli Investment Co. of New York and member of the

New York Stock Exchange, currently residing Water Mill, Long Island; Stephen Percy of Waterford, owner of Pequot Commercial Real Estate; and Hyman Shepatin, CPA and principal in the New London accounting firm of Beller, Shepatin & Co., P.C. currently residing in Waterford.

         Chairman and Chief Executive Officer Joseph V. Ciaburri stated, "The new bank will have a very strong and diverse Board of Directors with representation of Greater New London and all of its surrounding towns so as to have a better understanding of the financial needs of Greater New London. The Directors have been approved by the State Banking Department and make us proud as they are business and community leaders. They will add much to the operation and give the de novo bank a good start toward success and proper community service."

         Bancorp's Vice Chairman Elmer F. Laydon, President and Chief Operating Officer Michael M. Ciaburri and Chairman Joseph V. Ciaburri will also be members of the New London Board.

         Mr. Joseph Ciaburri also made an announcement regarding the position of Chairman of the Board of The Bank of Southeastern Connecticut. Mr. Ciaburri stated, "On March 23, 2005, Southern Connecticut Bancorp, Inc. announced the appointment of Daniel R. Dennis, Jr. as Chairman of The Bank of Southeastern Connecticut (In Organization), subject to regulatory approval. On May 2, 2005, further discussion took place between Mr. Dennis and Joseph V. Ciaburri, the Chairman and Chief Executive Officer of Southern Connecticut Bancorp, regarding the organization of The Bank of Southeastern Connecticut. Mr. Dennis informed Mr. Ciaburri that he no longer was interested in the position as Chairman of the bank. The parting was amicable and Mr. Dennis, "wishes the bank much success in their opening." Mr. Ciaburri also stated that Elmer F. Laydon, Vice Chairman of Bancorp and Vice Chairman of The Bank of Southern Connecticut would serve as the interim Chairman of The Bank of Southeastern Connecticut as previously announced.

         The Bank of Southeastern Connecticut will be headquartered at 15 Masonic Street in New London and is presently being renovated.


About Southern Connecticut Bancorp, Inc.


Southern Connecticut Bancorp, Inc. is a commercial bank holding company that is anchored by its wholly owned subsidiary, The Bank of Southern Connecticut in New Haven, Connecticut. Bancorp is a provider of commercial banking services to its target client base ranging from small to midsized companies whose annual sales range from $1,000,000 to $30,000,000. Bancorp's services include a wide range of deposit, loan and other basic commercial banking products along with consumer banking products as well. Traded on the American Stock Exchange as SSE, Bancorp can also be found on the internet at www.scbancorp.com and at two locations in New Haven and one location in Branford, Connecticut. A new subsidiary commercial bank, The Bank of Southeastern Connecticut, to be located in New London, Connecticut will be New London's only home based commercial bank and is expected to commence operations in the second half of 2005.


                                    *********